Exhibit 99.2

XERIUM ANNOUNCES LEADERSHIP CHANGES

Board of Directors Appoints Mark Staton as President and CEO

Company Appoints Mitchell I. Quain as New Director

YOUNGSVILLE, NC – May 1, 2017 – Xerium Technologies, Inc. (NYSE: XRM) (“Xerium” or the “Company”), a leading global provider of industrial consumable products and services, announced today that the Company’s Board of Directors has appointed Mark Staton President and Chief Executive Officer, replacing Harold Bevis, effective April 28, 2017. Mr. Staton also has been appointed to the Board, replacing Mr. Bevis.

“We are very excited about Mark joining Xerium to lead our organization at an important time for the company,” said James Wilson, Xerium’s Chairman. “During the past few years, the Board and senior management team have focused on repositioning Xerium to more effectively serve companies in the paper industry and enhance long-term value for our stockholders. Having largely completed this repositioning process, the Board determined that now is the right time to install new leadership with the skills and experience to drive operational excellence and increase the company’s profitability. Under Mark’s leadership, we intend to continue to shift our focus away from large capital investment and reorganization projects that were critical to our repositioning. This is expected to give us more free cash flow and greater financial flexibility to continue our key objective of paying down debt. We will seek to accelerate that debt reduction by driving disciplined revenue growth through further product and technology development and by improving organizational effectiveness.”

Wilson continued, “Mark has a successful track record of operating and growing companies similar to Xerium by molding high-performing teams and building strong customer relationships to understand their needs and deliver value. As a former customer of Xerium, he will bring a unique perspective about improving our market responsiveness. The Board believes he is the right person to lead Xerium into the future.”

“I have admired this company for some time now and am very excited about the opportunity to lead Xerium as we move into a new phase of the company’s strategic plan,” said Mr. Staton. “I am honored by the Board’s confidence in me and look forward to working with the other Directors, the senior leadership team and the rest of the organization to build a stronger company and deliver greater value to our stockholders. As an industry leader with a well-placed global manufacturing footprint, we have opportunities to pursue new customers in various geographies. We also will continue working to enhance our ability to offer industry-leading products and services with best-in-class technical designs and processes that will generate meaningful revenue growth.”

Mr. Wilson stated, “The Board and I would like to thank Harold for his contributions to Xerium during his five years as CEO. During his tenure, Harold helped spearhead our repositioning effort, which has put Xerium in a position to pursue growth opportunities. We wish him the best in his future endeavors.”

Mr. Bevis said, “It has been a privilege to lead Xerium, and I am proud of what we have been able to accomplish during my time as CEO. I would like to thank the Board, the management team, and all of our fantastic employees for their collaboration, dedication, and hard work. When I joined the company five years ago, I was excited to lead the charge as we worked to restructure the company, and I believe it has been a successful effort. I am confident the company is in a good strategic position and is poised for great success under Mark’s guidance.”

Appointment of Mitchell I. Quain as New Director

Xerium also announced today that it has appointed Mitchell I. Quain as a new Director, increasing the size of the Board to eight members. Mr. Quain is currently a Senior Advisor to Carlyle Group after having retired as a Partner at One Equity Partners. He has specific expertise as a small-cap investor, including investing in various industrial manufacturing companies, and he is a long-term stockholder of Xerium. Mr. Quain also has extensive experience serving on boards of public and private companies and is currently a Director of AstroNova, Inc., Jason Industries, Inc., RBC Bearings Incorporated, and Hardinge Inc.

The Company intends to file later today its definitive proxy materials, which will include both Mr. Staton and Mr. Quain as part of the slate of directors the Company is nominating for election to the Board at the upcoming Annual Meeting of Stockholders to be held on June 15, 2017.

Mr. Wilson said, “As a long-term stockholder, Mitch knows Xerium well, and he has strong relationships with and the support of other key stockholders. We are very pleased to add a director who is so familiar with our investor base and will enhance our ability to maintain constructive dialogue with stockholders. In addition, his extensive experience complements the skills and expertise currently on the Board. We are confident Mitch will serve as a strong representative for all Xerium stockholders and make valuable contributions in support of our long-term strategic objectives. The other directors and I look forward to working with him to execute a strategy that we believe will generate value for our stockholders.”

“I am excited about this opportunity to join the Xerium Board and look forward to working with Mark and the other Directors,” said Mr. Quain. “I believe the company has great potential to leverage its core strengths and global presence and take advantage of growth opportunities in the industry. My efforts will be focused on helping the company realize that potential for the benefit of all stakeholders.”

Q1 2017 Results

Xerium also will report this morning its first quarter 2017 financial results in a separate announcement. That announcement will include the access details for its previously scheduled conference call to discuss the results at 5:00 p.m. Eastern Time today.

Mark Staton Biography

Mark Staton, age 57, joins the company with over 30 years of experience in the consumer packaging industry, including almost two decades as an international CEO and business leader. Most recently, from April 2014 to December 2016, Mr. Staton served as Executive Chairman of Hoffmaster Group, Inc., an industry leader in manufacturing premium table top décor for retail and food service markets. Previously, from May 2012 to January 2014, Mr. Staton served as CEO of PaperWorks Industries, Inc., a North American integrated manufacturer of Coated Recycled paperboard and folding cartons. In addition, Mr. Staton previously served as the CEO of D&W Finepack, Inc., a premier value added disposable foodservice packaging supplier, from April 2011 to June 2012; Associated Packaging Technologies, Inc., the largest independent company specializing in complete product materials and solutions for the frozen foods industry, from April 2004 until June 2010; and Huhtamaki Americas, Inc., an industry leader in both the rigid consumer packaging markets, as well as a leader in branded single use disposable packaging in both retail and foodservice markets, from July 1998 to June 2004. Mr. Staton is a graduate of the University of the West of England with honors in Business Studies. Mr. Staton served as a board member of the American Forest and Paper Association from January 2013 until January 2014 and continues to serve on the board of Hoffmaster Group, Inc.

Mitchell I. Quain Biography

Mitchell I. Quain is a Senior Advisor to Carlyle Group, having retired as a Partner at One Equity Partners. He serves on the Board of Directors of AstroNova, Inc., Hardinge, Inc., Jason Industries and RBC Bearings Inc. Previously, he served on the Boards of publicly traded DeCrane Aircraft Holdings, Inc., Handy and Harmon Inc., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., Strategic Distribution, Tecumseh Products Company and Titan International, and was Executive Chairman of the Board of Register.com. He previously served as Executive Vice President of Furman Selz, where he started and led the industrial manufacturing group, and as a partner at Wertheim & Company. He is Chairman Emeritus of the Board of Overseers of The University of Pennsylvania’s School of Engineering and Applied Sciences and has served for 10 years on Penn’s Board of Trustees. He has served for 9 years on the Board and Executive Committee of Penn Medicine, a $4 billion enterprise. He is also a member of the Board of Trustees of Curry College, in Milton, Massachusetts. He received his B.S. in Electrical Engineering from the University of Pennsylvania in 1973 and his MBA with distinction from Harvard Business School in 1975.

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ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,950 employees.

CONTACT

Cliff Pietrafitta

Xerium Technologies, Inc.

919-526-1403

IR@xerium.com

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